UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See
Instructions 1(b).
( ) Form 4 Transactions Reported

1.   Name and Address of Reporting Person

    Linda L. Brock
    3200 N. Hwy, 115 E.
    Elizabeth, IN  47117

2.   Issuer Name and Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc.
   (CBIN)

3.    IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     February, 2001

5.   If Amendment, Date of Original (Month/Year)

     N/A

6.   Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
       (  )   Director  ( ) 10% Owner (X) Officer  (give  title  below) ( ) Other  (specify below)  Vice President

7.   Individual or Joint/Group Reporting (Check Applicable Line)
       (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security   2.     3.     4.Securities Acquired (A)  5.Amount of         6.Dir   7.Nature of Indirect
                       Transaction     or Disposed of (D)         Securities          ect     Beneficial Ownership
                       Date     |Code                             Beneficially        (D)or
                                                                  Owned at            Indir
                                       Amount  |A or D|Price      End of Year         ect
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Common Stock

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative   2.Con     3.       4.   5.Number of De   6.Date Exer     7.Title and Amount
  Security                version  Transaction    rivative Secu    cisable and     of Underlying
                          or Exer   Date    Code  rities Acqui     Expiration      Securities
                          cise Pr                 red(A) or Dis    Date(Month/
                          ice  of                 posed of(D)      Day/Year)
                          Deriva                                   Date    Expir                Amount or
                          tive                                     Exer-   ation   Title        Number
                          Secu                    | A/ | D         cisa-   Date                 of Shares
                          rity

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N/A

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 8.Price       9.Number        10. Owner-               11. Nature of
   of Deri       of Deriva         ship of                  Indirect
   vative        tive              Deriv-                   Beneficial
   Security      Securities        ative                    Ownership
                 Benefi            Secur-
                 cially            ity:
                 Owned             Direct
                 at End            (D)
                 of Year           or Indirect (I)

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N/A
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Explanation of Responses:

Company stock acquired through the Company ESOP

                                               SIGNATURE OF REPORTING PERSON

                                                                      1/7/02
                                              /s/
                                                                      Date                                                                            DATE